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                                                                     EXHIBIT 4.6

                              FIRST AMENDMENT TO
                 1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     This First Amendment to 1996 Non-Employee Director Stock Option Plan (this "Amendment") is executed by an authorized officer of SRI/Surgical Express, Inc. (f/k/a Sterile Recoveries, Inc.) (the "Company") to record the following amendments to the Company's 1996 Non-Employee Director Stock Option Plan (the "Plan") that were approved on October 17, 1996, by the Board of Directors of the
Company:

     1.   Incorporation by Reference. Unless otherwise expressly defined in this
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Amendment, all capitalized terms used in this Amendment have the respective meanings ascribed to them in the Plan, and the definitions of those terms in the Plan are incorporated by reference in this Amendment.

     2.   Amendment to Section 4(d).  Section 4(d) of the Plan is amended in its
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entirety as follows:

          (d) Options shall not be assignable or transferable by the Optionee other than by will or by the laws of descent and distribution, and any attempted transfer or assignment by an Optionee will be invalid and ineffective as to the Company.

     3.   Amendment to Section 8.  Section 8 of the Plan is amended in its
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entirety as follows:

          8.    Administration
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                The Plan is intended to constitute a formula plan and to meet the requirements of Rule 16b-3 adopted under the Securities Exchange Act of 1934, as amended, and accordingly is intended to be self-governing. To this end, the Plan requires no discretionary action by any administrative body with regard to any transaction under the Plan. To the extent, if any, that any questions of interpretation arise, these shall be resolved by the Board.

     4.   Continued Effectiveness:  Effective Date.  Except as amended by this
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Amendment, the Plan continues in full force and effect. This Amendment will become effective when adopted by the Board and is applicable to all options granted in the future under the Plan and to each outstanding option under the Plan that is held by a Non-Employee Director of the Company.

Adopted by Board of Directors            SRI/SURGICAL EXPRESS, INC.
     on October 17, 1996
                                         By:       /S/
                                            -------------------------------
                                              Richard T. Isel
                                              President
ATTEST:                                            [Corporate Seal]


______________________________
James T. Boosales
Secretary